Banksy

(b. 1974)

Sec.gov

Initial Offering	$1,071,000
Painting	Girl with Balloon (2003)
Dimensions	16 x 16
Progress	100%

SOLD OUT


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One of Banksy's Most Iconic Images

This Banksy features his famous heart balloon motif, which shows up in one of his most famous and expensive works, Love is in the Bin.


Love is in the Bin


Our Offering

Previous Exit

32%
IRR

In 2020, Masterworks sold a Banksy painting that delivered 32% annualized net returns after 378 days held.

Offering Size	$1,039,000
Sold For	$1,500,000
Days Held	378
Profit from $10K Investment	$3,300 after all fees

Price Appreciation of Similar Works

22.7%

Each painting is unique, but similar works have seen an appreciation rate of 22.7% from 2024.


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Banksy's Track Record of Appreciation

Banksy works have gone up in value 94% of the time when resold at auction (across 32 sales from '07-'25).


Banksy's 94% Frequency of Appreciation
94%
93%
92%
90%

Investment Thesis

Important Disclosure

Popular Subject: The red heart balloon shows is one of Banksy's most iconic motifs, and shows up in his most expensive work, Love is in the Bin.

High History of Appreciation: Banksy works have gone up in value 94% of the time when resold at auction (across 32 sales from '07-'25).

Previous Exit: Our last Banksy exit delivered 32% annualized net returns (held 392 days). Past performance not indicative of future returns.*

Record Growth: Banksy's record price growth was 56% from November 2003 to June 2025.

High Demand on Platform: Banksy has currently seen more offerings sell out in under 24 hours than any other artist on Masterworks.

Attractive Auction Volume: Banksy has sold $208M at auction from 2020 to 2024.

Big Name Collectors

Banksy is collected by some of the biggest collectors in the art world.



Brad Pitt



David & Victoria Beckham



Robbie Williams



Carmelo Anthony